June 17, 2009

Ceautamed Worldwide, LLC
3604 South Ocean Blvd, # 105
Highland Beach, Fl 33487
Attention: Mr. Ryan Benson, Manager and Chief Executive Officer

Re: Binding Letter of Intent

Dear Mr. Benson:

This binding letter of intent (the “LOI”) is entered into as of June 17, 2009 (the “Effective Date”) by and between NutraCea, a California corporation (“NutraCea”) and Ceautamed Worldwide, LLC, a Delaware limited liability company (“Ceautamed”) with respect to the acquisition by Ceautamed of certain assets of NutraCea as described herein.  NutraCea and Ceautamed are each referred to herein individually as a “Party” and collectively as the “Parties.”  This LOI is intended to form the basis for definitive settlement agreements. Upon execution hereof, the Parties agree to use their best efforts to negotiate in good faith, as soon as reasonable, but in any event within fourteen (14) days from the Effective Date, comprehensive definitive documents and ancillary agreements (together, the “Transaction Documents”) on terms consistent in all material respects with the terms set forth in this LOI.

1.  Proposed Transaction.  Ceautamed agrees to pay to NutraCea the Purchase Price as defined in Section 3, in exchange for NutraCea’s assignment and transfer to Ceautamed (the “Assignment”) of the following: (i) senior secured convertible promissory notes that Vital Living, Inc., a Nevada corporation (“Vital Living”) issued to various investors in December 2003 (“Convertible Secured Notes”) in the principal amount of approximately $4,226,446 and which NutraCea purchased for an aggregate purchase price of $4,226,446; (ii) One Million (1,000,000) Shares of Vital Living’s Series A Preferred Stock, which NutraCea purchased for $1,000,000 (“Preferred Stock”); (iii) all of the rights of NutraCea in the action entitled NutraCea, Inc. v. Vital Living, Inc. in the Superior Court of Arizona, Maricopa County, Case No. CV2008-021291 alleging causes of action breach of contract, common count, money lent, specific performance and injunctive relief (hereinafter the “Action”); and (iv) all of the rights of NutraCea under the security agreements entered into by and among Vital Living and the original purchasers of the Convertible Secured Notes (collectively “Existing Security Agreement” and together with the Convertible Secured Notes, Preferred Stock and Action the “Purchased Assets”) whereby Vital Living granted an undivided senior security interest in each and every existing or later acquired asset of Vital Living.  NutraCea’s Assignment will occur at the Closing (as defined in Section 8) and will be without representations or warranties of any type or nature.

2.  Purchase Price.  The purchase price (“Purchase Price”) shall be the total of Three Million Six Hundred Thousand Dollars ($3,600,000.00), plus the Earn Out (as defined below), which shall consist of (i) a Two Hundred Thousand Dollar ($200,000) Deposit (as described below), (ii) the issuance by Ceautamed of a Promissory Note in the original principal amount of Three Million Four Hundred Thousand Dollars ($3,400,000) having terms and conditions as set forth in Section 4 (“Promissory Note”), and (iii) the Earn Out payments pursuant to Section 3.2.

3.       Deposit and Earn Out.

3.1.    Deposit.  On the Effective Date of this LOI, Ceautamed shall deliver by wire transfer Two Hundred Thousand Dollars ($200,000.00) to Weintraub Genshlea Chediak, to hold as agent for NutraCea as a good faith deposit (the “Deposit”). The Deposit shall be applied to the Purchase Price at Closing. If the Closing does not occur within fourteen (14) days of the Effective Date then the deposit shall be returned to Ceautamed unless the parties mutually agree to extend the period of time for the negotiations. The Parties agree that upon execution of definitive Transaction Documents, the Deposit will be applied to the Purchase Price pursuant to the terms and conditions of the definitive Transaction Documents. This LOI shall not be effective unless the Deposit is delivered by Ceautamed as and when provided in this Section 3.

3.2.    Earn Out.  For a total term of one hundred and twenty (120) consecutive months commencing on the month following the three-year anniversary of the Closing, Ceautamed agrees to pay to NutraCea ten percent (10%) of the gross earnings and revenues of Ceautamed and shall comprise a portion of the Purchase Price (the “Earn Out”). Each monthly Earn Out payment shall be paid directly from the Lockbox accounts established pursuant to Section 6 and shall be accompanied by a monthly detailed report of the Earn Out calculation.  NutraCea shall have rights to conduct periodic audits to verify Ceautamed’s compliance with the terms of this LOI.

4.  Promissory Note.  The principal amount of the Promissory Note shall be paid to NutraCea in thirty-four (34) consecutive principal monthly installments (“Monthly Payments”) of One Hundred Thousand Dollars ($100,000) each, the first Monthly Payment being due and payable on August 15, 2009 , with each successive Monthly Payment being due and owing on the fifteenth (15th) day of each month thereafter until paid in full. The Promissory Note shall accrue interest at an annual rate equal to (i) the prime lending rate (Wells Fargo San Francisco main branch) plus one percent (1%), but not at any time (ii) less than an interest rate of two and one half percent (2.5%) or greater (other than due to the default interest rate) than an interest rate of six percent (6%). The interest rate shall adjust annually. All interest accrued hereunder shall be paid in the following manner: 50% of the interest shall be paid on the one month anniversary of the 34th Monthly Payment due date (the “First Interest Payment”), with the remaining 50% being paid on the one month anniversary of the First Interest Payment due date.  In the event of any default under the Promissory Note a default rate of the lower of an additional five percent (5%) or the maximum rate permitted by applicable law will accrue on all unpaid principal and interest.  Without in any manner limiting or conditioning the foregoing, the Promissory Note shall provide for written notice from NutraCea to Ceautamed of any default thereunder by Ceautamed, with thirty (30) calendar days’ opportunity to cure any non-monetary default from such written notice and fourteen (14) calendar days’ opportunity to cure any monetary default from such written notice before NutraCea may proceed against any Collateral (as defined in Section 5 below). The Promissory Note shall provide that a default event shall occur (a “Default Event”) if any default items customary in a commercial lending transaction occurs, including without limitation one of more of the following: (i) subject to the cure periods set forth above, any amounts owing under the Promissory Note are not paid to NutraCea as and when due; (ii) Ceautamed does not hold or obtain within thirty  (30) days of Closing all of the rights in all of the Collateral or transfers or assigns any of its assets without the prior written consent of NutraCea; or (iii) Ceautamed breach’s any term of any of the Transaction Documents. At the Closing, Stuart Benson (“Benson”) shall personally guarantee the full and timely payment of all amounts due under the Promissory Note until the Collateral has been transferred to Ceautamed at which point Benson’s personal guarantee (“Personal Guarantee”) will be terminated and be of no force and effect.

5.  Secured Collateral.  The Promissory Note and all of the obligations (collectively the “Obligations”) with regard to these transactions shall be secured by a first priority security interest in all of the assets of Ceautamed, all of the assets owned by Vital Living, Inc. a Nevada corporation (“Vital Living”) encumbered by the Existing Security Agreement, and, without limiting in any manner the foregoing, in all rights, title and interest in the products (“Products”) and trademarks listed on Exhibit A hereto, including without limitation (i) the Purchased Assets; (ii) all of the inventory of such Products owned by Vital Living or Ceautamed, and (iii) all of Ceautamed’s and Vital Living’s contractual rights and entitlements with regard to the distribution channels for such products; and (iv) all manufacturing rights for the Products (“Collateral”). The Collateral includes all of such assets, whether existing at Closing or thereafter or owned at Closing or thereafter acquired and wherever located, of every kind and description, tangible or intangible, including, but not limited to, all goods, equipment, inventory, documents, accounts, deposit accounts, chattel paper, instruments, investment property, money, general intangibles (including, but not limited to, intellectual property and all rights relating to such intellectual property including trademarks), credits, claims, demands and any other property, rights and interests, all substitutions and replacements therefor and all products and proceeds thereof, new value thereof or proceeds of insurance thereon.  NutraCea shall be entitled to file and record a UCC-1 Lien on the Collateral and hold an interest in all cash and cash equivalents as provided herein. Any other liens against the Collateral must be subordinated in right and in time to all obligations to NutraCea and any proposed subordinate lender must execute a subordination agreement with NutraCea in a form acceptable to NutraCea as a condition to granting any security interest in the Collateral to any person or entity other than NutraCea.

6.  Collateral into Ceautamed; Lockbox Agreement.  All payments made to Ceautamed for goods or services provided by Ceautamed shall be deposited in one or more bank accounts in the name of Ceautamed of a single bank acceptable to NutraCea pursuant to a “lockbox” form of agreement (“Lockbox”) that safeguards and provides for timely and full payment of all amounts payable to NutraCea under the Promissory Note and the Earn Out Payments, and with commercially standard terms and conditions for “lockbox” types of arrangements. Notwithstanding the foregoing, subject to Ceautamed’s right to use the funds in the LockBox to pay for the manufacturing of the Product prior to September 30, 2009, the Lockbox agreement shall provide that for each month beginning October 1, 2009 as long as Ceautamed is current on its Promissory Note payment and Earn Out payment, and it is retaining a sufficient amount, determined on a proportional basis over the month for payment of the Promissory Note payment and Earn Out payment, Ceautamed shall have discretion to use all funds in excess of such reserved amounts in any manner whatsoever.

7.  Stipulated Judgment;Forum Selection.  NutraCea shall be entitled to initiate a lawsuit in the State or Federal Courts located in Sacramento County, State of California (“Lawsuit”) and upon the Closing, a fully executed stipulated judgment (“Stipulated Judgment”) shall be executed by Ceautamed, which will provide for the immediate and final foreclosure of all of the Collateral in favor of NutraCea and obligate immediate repayment of any deficiency between (i) the outstanding balance due on the Promissory Note, plus any unpaid portion of the Earn Out amount, and (ii) the realizable value of the Collateral upon the occurrence of any of the Default Events described above.  The Parties consent to the personal jurisdiction of the State and Federal courts located in the State of California in connection with any Lawsuit initiated by any Party related to this LOI or the Transaction Documents, waive any argument that venue in such forum is not appropriate, and agree that the Lawsuit shall be venued in either the State or Federal courts located in Sacramento County, State of California.

8.        Closing; Conditions to Closing.

8.1.    Closing. The closing of the transactions contemplated by this binding LOI and (the “Closing”) will occur promptly upon satisfaction or waiver of all closing conditions, but within all events not later than fourteen (14) days after the Effective Date of this LOI (“Closing Date”).

8.2.    Conditions to Closing.  Each Party’s obligation to complete the Closing shall be conditioned upon the satisfaction of (or written waiver of) each of the following conditions precedent, each of which conditions the other Parties shall use their good faith best efforts to satisfy:

(a)           On the Closing Date, all actions, proceedings, instruments and documents required to effectuate the Assignment and all other related matters, including those set forth herein, shall have been completed to the reasonable satisfaction of the Parties’ hereto and their counsel;

(b)           The Parties shall obtain the written consent of all third parties necessary to consummate the transaction;

(c)           No action, claim or proceeding shall have been brought or threatened against any Party seeking to challenge or prohibit the transactions contemplated hereby or claims any rights to any of the Collateral;

(d)           NutraCea’s board of directors and Ceautamed’s board of directors shall have approved the transaction on the terms set forth in the Transaction Documents;

(e)           No material adverse changes shall have occurred since the Effective Date in the condition of the Collateral or shall exist at the time of the Closing.

9.  Pre-Closing Operations. Prior to the Closing, Vital Living will operate the Vital Living business in good faith and substantially in accordance with the manner of operations prior to this date.  In the event the Closing does not occur within fourteen (14) days after the Effective Date of this LOI, each Party shall have the option to terminate this LOI and, upon such election, shall have no further obligations under this LOI.  Prior the Closing, but subject to Ceautamed’s compliance with all terms of this LOI, Ceautamed shall purchase from NutraCea and NutraCea, shall sell to Ceautamed, NutraCea’s entire “usable” Product inventory at NutraCea’s cost.

10.  “As is” Assignment; No Representations or Warranties.  The Parties expressly agree and acknowledge that the Assignment will be an “as is” transfer of any and all of NutraCea’s rights in the Purchased Assets and that NutraCea makes and will make no representations or warranties with respect to any of the assigned rights or interests. NutraCea, Ceautamed and Benson (as it relates to the Personal Guaranty) shall each represent and warrant to the other that the Transactional Documents are duly authorized by each party and will establish binding obligations of the parties.

11.  Mutual Releases.  The Transaction Documents shall include mutual general releases (the “Releases”) executed by NutraCea, Ceautamed, Benson and by Vital Living in favor of each other and each of the parties’ officers, directors, attorneys, and employees, arising out of any claim, known or unknown: (i) that was asserted or should have been asserted in the Action (and all counter-claims), (ii) related to the Purchased Assets and the acquisition by NutraCea related thereto, and (iii) the operation of the business of Vital Living and NutraCea prior to the Closing; provided however, the Releases shall expressly exclude the Obligations set forth in this LOI and Vital Living’s obligations under the Purchased Assets; and provided further that any release of Vital Living, Ceautamed and Benson shall be conditioned upon and subject to the transfer of all of the Collateral to Ceautamed and the establishment of a first priority lien in the Collateral in favor of NutraCea. Each Party shall pay its own attorneys’ fees and costs arising out of the Action, the LOI and the preparation of the Transaction Documents.  Nothing in this Section 11 shall affect any of the future rights or obligations of the Parties related to the transaction contemplated herein.

12.  No Other Discussions.  From the date of this LOI and continuing for a period of fourteen (14) days or a later date if mutually agreed in writing (the “Exclusive Period”), NutraCea will not solicit, initiate, or encourage submission of any proposals or offers from any corporation, partnership, persons or group relating to any acquisition, purchase or option to purchase the Purchased Assets.

13.  Non-Disclosure.  The Parties agree that, without the prior written consent of the other Party, each Party and its directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, "Representatives"), will not disclose to any other person (except to employees and professional advisors on a need to know basis) any confidential and proprietary information of the other promisor disclosed during the negotiation or completion of this transaction, provided that a Party may make such disclosure if, (i) in the reasonable opinion of outside counsel for such Party, such disclosure is required by law, regulation or any exchange, market or automated quotation system on which any Party’s securities are listed or quoted, and (ii) each Party is provided at least two (2) business days prior to such disclosure a full copy of the proposed disclosure and opportunity to comment on and discuss any items included therein.

14.  Ceautamed Representations. Ceautamed hereby represents and warrants that no current or former officer or director of NutraCea has any direct, indirect or beneficial ownership interest, affiliation or involvement whatsoever (including as an officer, director, employee, consultant, agent or otherwise) in Ceautamed.

15.      Miscellaneous.  This LOI shall be governed by and construed under the laws of the State of California (excluding its choice of law rules).  This LOI may be delivered by facsimile and facsimile signatures will be considered and construed as valid as an original signature.  This LOI may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

This LOI shall be considered accepted by all of the Parties and effective as of the latest date signed by any of the Parties, as indicated below. If the foregoing is acceptable, please obtain the signatures of all Parties and return a copy of this LOI.

NUTRACEA,
a California corporation

By:_______________________________
(Jim Lintzenich)
Its: Chief Executive Officer

ACKNOWLEDGED AND AGREED:

CEAUTAMED WORLDWIDE, LLC,
 a Delaware limited liability company

By:_______________________________
(Ryan Benson)
Its: Manager and Chief Executive Officer